UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2023

ARKO Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39828	85-2784337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8565 Magellan Parkway Suite 400
Richmond, Virginia		23227-1150
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 730-1568

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ARKO	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	ARKOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2023, the board of directors (the “Board”) of ARKO Corp., a Delaware corporation (the “Company”), appointed Mr. Robb Giammatteo, as Executive Vice President and Chief Financial Officer (principal financial and accounting officer), effective January 2, 2024. Mr. Giammatteo, age 51, brings more than two decades of experience in financial leadership roles in the retail and convenience stores industries. Mr. Giammatteo most recently served as Chief Financial Officer and Chief Transformation Officer of Giant Eagle Inc. from September 2019 through July 2023. Mr. Giammatteo previously served as Chief Financial Officer of Ascena Retail Group from February 2015 through July 2019. Mr. Giammatteo earned a B.S. in Mechanical Engineering, a M.S. in Aeronautical Engineering and an MBA from the Massachusetts Institute of Technology, and also earned a M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute.

As previously reported, Mr. Don Bassell, the Company’s current Chief Financial Officer (principal financial and accounting officer) announced in January 2023 his planned retirement. Mr. Bassell’s tenure as the Company’s Chief Financial Officer (principal financial and accounting officer) will conclude upon the effectiveness of Mr. Giammatteo’s appointment as Chief Financial Officer on January 2, 2024. Mr. Bassell will remain with the Company until approximately April 2024 to assist with the transition process.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Giammatteo, dated as of December 19, 2023 (the “Employment Agreement”), providing for Mr. Giammatteo’s at-will employment as Chief Financial Officer for an initial term of three years, which term will automatically extend for successive one-year terms until either the Company or Mr. Giammatteo terminates the Employment Agreement. Under the terms of the Employment Agreement, the Company will pay Mr. Giammatteo an annual base salary of $725,000, which amount is subject to periodic review by the Board’s compensation committee, together with certain short-term and long-term incentive compensation, in each case as set forth in the Employment Agreement.

Pursuant to the Employment Agreement, if Mr. Giammatteo’s employment is terminated for any reason, he will be entitled to receive payment for all accrued and unpaid base salary through the date of termination, together with all unreimbursed documented business expenses through such date. If Mr. Giammatteo’s employment is terminated by the Company without Cause, by Mr. Giammatteo for Good Reason (each such capitalized term as defined in the Employment Agreement) or the Company elects not to extend the term of the Employment Agreement at the end of the then-current employment term, then Mr. Giammatteo will be entitled to receive (i) payment of a prorated portion of any bonus to which he would otherwise be entitled under the Employment Agreement or under the Company’s general bonus program (if any is due in accordance with the Company’s general bonus program), in each case, based on actual Company performance and the number of days Mr. Giammatteo was employed in the calendar year in which his employment terminates, (ii) payment of his base salary for a period of either twelve months or six months following the date of termination, depending upon the applicable date of termination of employment and whether Mr. Giammatteo accepts employment with a person other than the Company and (iii) payment of certain health insurance benefits during a pre-defined period following termination of employment. In addition, if Mr. Giammatteo’s employment is terminated by the Company without Cause or by Mr. Giammatteo for Good Reason on or before December 31, 2025, Mr. Giammatteo will be entitled to receive, at the Company’s election, cash or shares of the Company’s common stock as a lump-sum payment in lieu of Mr. Giammatteo’s special long-term incentive award, as described in the Employment Agreement.

The Employment Agreement contains customary covenants related to non-solicitation of employees for one year following termination of employment, as well as customary covenants related to non-competition, non-disparagement, confidentiality, inventions and intellectual property rights.

There are no family relationships between Mr. Giammatteo and any of the Company's directors or executive officers, and there are no transactions involving Mr. Giammatteo requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibits 10.1 to this Current Report on Form 8-K and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated as of December 19, 2023, by and between ARKO Corp. and GPM Investments, LLC and Robb Giammatteo.
99.1	Press Release issued by ARKO Corp. on December 21, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKO Corp.

Date:	December 21, 2023	By:	/s/ Arie Kotler
Arie Kotler Chairman, President and Chief Executive Officer